Exhibit 10.2

IDEANOMICS, INC.

June 9, 2020

Holder of Convertible Debentures and Warrants

Re:Amendment and Waiver of Convertible Debentures

Dear Holder:

Reference is made to the following securities of Ideanomics, Inc. (the “Company”) beneficially owned by you (the “Holder”): (i) the Convertible Debenture issued on December 13, 2019 (“First Debenture”), (ii) the  Convertible Debenture, issued on December 31, 2019 (the “Second Debenture”), (iii) the Convertible Debenture issued on February 14, 2020 (“Third Debenture” and together with the aforementioned debentures, the “Debentures”), (iv) the Common Stock Purchase Warrant issued on December 19, 2019 convertible into 1,666,667 shares of common stock (“First Warrant”), (v) the Common Stock Purchase Warrant issued on December 19, 2019 convertible into 1,000,000 shares of common stock (the “Second Warrant” and together with the aforementioned warrants, the “Warrants”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Debentures and Warrants.

The Company hereby agrees to permanently reduce the Conversion Price of the outstanding balance of the Debentures at the time of conversion to $0.59 per share, subject to further adjustment as set forth in the Debentures (“Adjusted Price”).

On or before 9:00 am ET on June 10, 2020, the Company shall issue a press release or file a Current Report on Form 8-K with the SEC disclosing all material terms of the transactions contemplated hereunder.  The Company represents, warrants and covenants that, upon acceptance of this offer, the shares underlying the Debentures shall be issued free of any legends or restrictions on resale by Holder and all of the Conversion Shares shall be delivered electronically through the Depository Trust Company within 1 Business Day of the date the Company receives the Notice of Conversion (or, with respect to Conversion Shares that would otherwise be in excess of the Beneficial Ownership Limitation, within 2 Business Days of the date the Company is notified by Holder that its ownership is less than the Beneficial Ownership Limitation).  The terms of the Debentures, including but not limited to the obligations to deliver the Conversion Shares, shall otherwise remain in effect as if the acceptance of this offer were a formal Notice of Conversion (including but not limited to any liquidated damages and compensation in the event of late delivery of the Conversion Shares).

The Company acknowledges and agrees that the obligations of the Holders under this letter agreement are several and not joint with the obligations of any other holder or any other holders of Debentures and Warrants to Purchase Common Stock of the Company (each, an “Other Holder”) under any other agreement related to the conversion of debentures or exercise of such warrants (“Other Agreement”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Agreement.  Additionally, the Company represents and warrantes to the Holder that no other consideration has been paid to any other party to waive or consent to the Financing or the transactions contemplated hereunder.  Nothing contained in this letter agreement, and no action taken by the Holders pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement or any Other Agreement.  The Company and the Holder

confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors.  The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

The Company hereby represents and warrants as of the date hereof and covenants and agrees that none of the terms offered to any Other Holder with respect to any Other Agreement (or any amendment, modification or waiver thereof), is or will be more favorable to such Other Holder than those of the Holder and this letter agreement.  If, and whenever on or after the date hereof, the Company enters into an Other Agreement, then (i) the Company shall provide notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of this letter agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Other Agreement, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this letter agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder.  The provisions of this paragraph shall apply similarly and equally to each Other Agreement.

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To accept this offer, Holder must counter execute this letter agreement and return the fully executed agreement to the Company by e-mail at:apoor@ideanomics.com on or before 5 p.m. Eastern on May19, 2020.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

IDEANOMICS, INC.

By:
Name:	Alf Poor
Title:	Chief Executive Officer

Accepted and Agreed to:

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory:

Conversion Shares:

DTC Instructions: